Exhibit 99

Vishay Intertechnology Appoints Frank D. Maier to Board of Directors

MALVERN, PA – April 19, 2010 – Vishay Intertechnology, Inc. (“Vishay”) (NYSE: VSH) announced today that Frank Dieter Maier, former Managing Director of TEMIC GmbH, a wholly-owned subsidiary of Daimler Benz, has been appointed to Vishay’s Board of Directors, effective immediately. This announcement follows the decision of Zvi Grinfas to resign from the Vishay Board, effective May 31, 2010, due to health reasons. Mr. Maier will also stand for election to the Vishay Board at the Company’s 2010 Annual Meeting of Shareholders which is scheduled for June 16, 2010.

“I am pleased to welcome Mr. Maier to Vishay’s Board of Directors,” said Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer. “Having known Mr. Maier through his more than ten years of valuable service to the Board of Directors of Vishay Europe, I know he shares Vishay’s commitment to profitable growth and building long-term shareholder value. Mr. Maier has an in-depth knowledge of and experience in semiconductors and passive electronic components and I look forward to his contribution to further strengthen Vishay’s position as a global technology leader in discrete semiconductors and passive components.”

Prior to his retirement in 2002, Mr. Maier served as Managing Director of TEMIC GmbH where he was responsible for the development and concentration of electronic activities within Daimler, including the operations of 26 semiconductor and automotive electronics plants. Prior to that Mr. Maier served as a member of the board of management of Daimler Benz AG and as Managing Director of Telefunken Elektronik GmbH.

Mr. Maier currently serves as Deputy Chairman of the Board of Directors of Varta Microbattery GmbH, Chairman of the Board of Directors and member of the Advisory Council of BASIC AG, a director of Preh Gmbh and a member of the Advisory Council of BMK GmbH.

About Vishay Intertechnology

Following completion of the previously-announced spin-off of its wholly-owned subsidiary Vishay Precision Group, Inc. into an independent, publicly-traded company, Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), will be a pure-play discrete electronic components business and one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, and inductors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACTS:

Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President Corporate Communications
(610) 644-1300

Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman / Andrea Priest
(212) 355-4449